Exhibit 99.1

July 31, 2008

Encision Reports First Fiscal Quarter Results

Boulder, Colorado, July 31, 2008 -- Encision Inc. (Amex: ECI), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, reported its financial results for its first quarter ended June 30, 2008.

Net sales for the first quarter of fiscal year 2009, the three-months period ended June 30, 2008, totaled $3.09 million, representing a 16% increase over net sales of $2.66 million for the prior fiscal year’s first quarter. The Company recorded a net loss of $164 thousand or $.03 per share for the first quarter of fiscal year 2009 compared to a net loss of $295 thousand or $.05 per share for the first quarter of fiscal year 2008. Gross profit margin for the first quarter of fiscal year 2009 was 60.3% as compared to 61.2% for the first quarter of fiscal year 2008. The gross profit margin decrease was primarily due to increased scrap costs of 0.9% and increased sales of lower gross profit margin products. The decrease was partially offset by a higher gross profit margin for our internally manufactured disposable scissor inserts.

“Over the past two years, we have made major investments in our company to increase long-term value for our shareholders,” said Jack Serino, President and CEO of Encision Inc. “We have made a major investment in manufacturing equipment, thereby reducing manufacturing costs, expanding our manufacturing capabilities, and opening the possibility of original equipment manufacturing. Additionally, we have made a major investment in expanding our direct sales force to provide a focused selling effort for our patented patient safety technology and to provide improved customer service. Finally, we have made a major investment in developing disposable product alternatives for all of our reusable products and implementing redesigns to existing products to elevate them to best of class status. It is our belief that the major investments we have made will begin to benefit our shareholders in our current fiscal year.”

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission.

CONTACT:  Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

Encision Inc.
Condensed Statements of Operations
(Unaudited)
(Amounts in thousands, except per share information)

Three Months Ended	June 30, 2008	June 30, 2007
NET SALES	$3,094	$2,659
COST OF SALES	1,229	1,031
GROSS PROFIT	1,865	1,628
OPERATING EXPENSES:
Sales and marketing	1,374	1,214
General and administrative	367	372
Research and development	289	330
Total operating expenses	2,030	1,916
OPERATING LOSS	(165)	(288)
Interest and other income (expense), net	1	(7)
LOSS BEFORE PROVISION FOR INCOME TAXES	(164)	(295)
Provision for income taxes	—	—
NET LOSS	$(164)	$(295)
Net loss per share—basic and diluted	$(0.03)	$(0.05)

Encision Inc.
Condensed Balance Sheets
(Amounts in thousands)

	June 30, 2008 (unaudited)	March 31, 2008 (audited)
ASSETS
Cash and cash equivalents	$46	$71
Accounts receivable, net	1,274	1,453
Inventories, net	2,050	2,271
Prepaid expenses	147	99
Total current assets	3,517	3,894
Equipment, net	800	798
Patents, net	200	199
Other assets	46	53
TOTAL ASSETS	$4,563	$4,944
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$611	$537
Accrued compensation	267	392
Other accrued liabilities	437	481
Total current liabilities	1,315	1,410
Long-term debt	433	606
Common stock and additional paid-in capital	19,438	19,387
Accumulated (deficit)	(16,623)	(16,459)
Total shareholders’ equity	2,815	2,928
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,563	$4,944